Exhibit 2

Confidential Information Redacted*

CREDIT AGREEMENT

BETWEEN

INSURANCE CAPITAL GROUP, LLC,

AS BORROWER,

AND

[***],

AS LENDER

DECEMBER 6, 2018

*

As used in this Exhibit 2, [***] indicates that material has been omitted herefrom and filed separately with the United States Securities and Exchange Commission, and confidential treatment has been requested with respect to such omitted portions.

i

ARTICLE VI NEGATIVE COVENANTS	32
6.3 Limitation on Debt	32
6.4 Limitation on Liens	32
6.5 Issuance of Stock; Negative Pledge	32
6.6 Acquisition of Assets	33
6.7 Disposition of Assets	33
6.8 Merger and Consolidation	33
6.9 Dividends	33
6.10 Restrictive Agreements	33
6.11 Assignment	33
6.12 Transactions with Affiliates	33
6.13 Business	34
6.14 Use of Proceeds	34
6.15 Sanctions	34

ARTICLE VII REPRESENTATIONS AND WARRANTIES	34
7.1 Organization and Qualification	34
7.2 Authorization; Validity	34
7.3 Capitalization	35
7.4 Financial Statements	35
7.5 Compliance With Laws and Other Matters	35
7.6 Litigation	35
7.7 Debt	36
7.8 Investments	36
7.9 Title to Properties	36
7.10 Leases	36
7.11 Taxes	36
7.12 Use of Proceeds	36
7.13 Possession of Franchises, Licenses, Etc	37
7.14 Disclosure	37
7.15 ERISA	37
7.16 Restrictive Agreements	38
7.17 Intellectual Property, Etc	38
7.18 Labor Relations, Collective Bargaining Agreements	38
7.19 Regulatory Acts	38
7.20 Solvency	38
7.21 No Default	38
7.22 Environmental Matters	38
7.23 Sanctions	39
7.24 Liens in Favor of Landlord	39
7.25 Survival of Representations and Warranties, Etc	39

ARTICLE VIII DEFAULT	39
8.1 Event of Default	39
8.2 Remedies	42
8.3 Application of Funds	42

ARTICLE IX MISCELLANEOUS	43
9.1 Reliance by Lender	43
9.2 Notices	43
9.3 Expenses	43
9.4 Waivers	44
9.5 Determinations by Lender Conclusive and Binding	44
9.6 Set Off	44
9.7 Assignment	44
9.8 Counterparts	45
9.9 Electronic Signatures and Electronic Records	45
9.10 Severability	45
9.11 Interest and Charges	46
9.12 Amendment and Waiver	46
9.13 Exception to Covenants	46
9.14 Confidentiality	46
9.15 USA Patriot Act Notice	47
9.16 GOVERNING LAW	47
9.17 WAIVER OF JURY TRIAL	47
9.18 ENTIRE AGREEMENT	47

SIGNATURES	S-1

EXHIBITS AND SCHEDULES

Exhibit A	Borrower Pledge Agreement
Exhibit B	Borrower Security Agreement
Exhibit C	Compliance Certificate
Exhibit D	Reserved
Exhibit E	Arbitration and Notice of Final Agreement
Exhibit F	Note
Exhibit G	Revolving Loan Notice

Schedule 7.3	Borrower and Subsidiary Entity Information
Schedule 7.4	Off-Balance Sheet Liabilities
Schedule 7.6	Existing Litigation
Schedule 7.7	Existing Debt
Schedule 7.8	Existing Investments
Schedule 7.13	Licensed Jurisdiction
Schedule 7.15	ERISA Plans
Schedule 9.2	Notice Addresses

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of December 6, 2018 (this agreement, together with all amendments and restatements hereto, this “Agreement”), between INSURANCE CAPITAL GROUP, LLC, a Delaware limited liability company (“Borrower”), and [***], a [***] state bank (“Lender”).

BACKGROUND

Borrower has requested that Lender make a $[***] credit facility available to Borrower. Lender has agreed to do so, subject to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by all parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. For purposes of this Agreement:

“Accounting Principles” means either (a) the accounting methodology used by Borrower on the Agreement Date, which methodology (and assumptions used with respect thereto) shall be acceptable to Lender, or (b) GAAP, each consistently applied and in accordance with past practices.

“Adjustment Date” means, with respect to a Eurodollar Rate Loan, the date two (2) [***] Business Days before the first day of the applicable Interest Period.

“Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled By or is Under Common Control with any other Person.

“Agreement Date” means the date of this Agreement.

“Applicable Law” means (a) in respect of any Person, all provisions of Laws and orders of Governmental Authorities applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all Governmental Authorities and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of [***], the Laws of the United States of America, including without limitation 12 U.S.C. §§ 85 and 86, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of [***], and any other Laws of the State of [***] now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit.

“Applicable Margin” means [***]% per annum.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Accounting Principles, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with Accounting Principles if such lease or other agreement or instrument were accounted for as a Capital Lease.

“Auditors” means any independent certified public accountants selected by Borrower and reasonably acceptable to Lender.

“Authorized Control Level” means “Authorized Control Level” as defined by NAIC from time to time and as applied in the context of the Risk Based Capital Guidelines promulgated by NAIC (or any term substituted therefor by NAIC).

“Authorized Signatory” means, with respect to a Person, such senior personnel of such Person as may be duly authorized and designated in writing by such Person to execute documents, agreements and instruments on behalf of such Person.

“Bank Liens” means all Liens granted by Borrower and any other Person in favor of or for the benefit of Lender pursuant to the Loan Documents, securing all or any of the Secured Obligations, including, but not limited to, Liens on any Collateral created in favor of or for the benefit of Lender, whether by mortgage, pledge, hypothecation, assignment, transfer, or other granting or creation of Liens.

“Borrower Group” means Borrower, any other Obligor, any Subsidiary and/or any subsidiaries of any of the foregoing.

“Borrower Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit A.

“Borrower Security Agreement” means a Security Agreement substantially in the form of Exhibit B.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of [***] (each such day, a “[***] Business Day”) or the State of New York.

“Capital Leases” means any lease or sublease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the lessee or sublessee, as applicable, under Accounting Principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with Accounting Principles.

“Cash Capex” means any capital expenditure (determined in accordance with Accounting Principles) the source of funds for which was not or is not proceeds of any Debt (whether or not subordinate to any other obligation of any Person) or any equity issuance.

“Cash Management Agreement” means any agreement between or among any Obligor and/or any Subsidiary of any Obligor and Lender and/or any Affiliate of Lender related to treasury management, deposit accounts, cash management, custodial services, automated clearinghouse, funds transfer, overdraft, or credit or debit card services (including p-cards, purchasing cards and commercial cards) or arrangements, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, trade finance services or similar services or arrangements.

“Cash Management Obligations” means all obligations and liabilities of any Obligor or any Subsidiary of any Obligor owed to Lender or any Affiliate of Lender arising under or in connection with any Cash Management Agreement.

“Change in Law” means the occurrence, after the Agreement Date, of any of the following or compliance with any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued so long as the enactments of such requests, rules, guidelines or directives were not announce prior to the date hereof.

“Change of Control” means any Person or Persons (other than any Person beneficially and indirectly owning any Equity Interest in Borrower on the Agreement Date), shall individually or collectively become the legal or beneficial owner or owners of Equity Interests representing more than fifty percent of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any assets of any Person in which at any time Lender, or another Person acting for the benefit of Lender, shall be granted a Bank Lien to secure the Secured Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit C.

“Contingent Debt” means, for any Person:

(a)    guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations of any other Person;

(b)    obligations under any contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any property from any other Person, in each case in order to enable such other Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay Debts, Dividends or expenses;

(c)    obligations under any contract to rent or lease (as lessee) any real or personal property (other than operating leases) if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

(d)    obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(e)    obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar agreements; and

(f)    obligations under any other contract which, in economic effect, is substantially equivalent to a guaranty, including but not limited to “keepwell” or “capital maintenance” agreements.

“Control” or “Controlled By” or “Under Common Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person which beneficially owns, directly or indirectly, 50% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation or managers of a limited liability company or other governance board of an entity shall be conclusively presumed to control such corporation, limited liability company or other entity.

“Debt” means, at any time, for any Person, all of the following (without duplication), whether or not included as indebtedness or liabilities in accordance with Accounting Principles:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including obligations with respect to the deferred purchase price of property);

(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar agreements;

(c)    net obligations of such Person under any Swap Contract;

(d)    Contingent Debt;

(e)    all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty days after the date on which such trade account was created);

(f)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)    all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of such Person;

(h)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt (without duplication) of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 that would, with the giving of notice or the passage of time, or the happening of any further specified condition, event or act, become an Event of Default.

“Default Rate” means a per annum interest rate equal to the sum of (a) [***] plus (b) [***]%.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” and “Dispose” mean any sale, lease, abandonment, transfer, disposal, exchange or other transfer of any ownership or leasehold interest in or control of any asset.

“Dividends” means, with respect to any Person, (a) any dividend on any class of its Equity Interests now or hereafter outstanding, (b) any distribution of cash or property by such Person to or for the benefit of owners of any of such Person’s Equity Interests, (c) any retirement, redemption, purchase or other acquisition by such Person, directly or indirectly, of any of such Person’s Equity Interests now or hereafter outstanding, (d) the establishment by such Person of a sinking fund or similar arrangement with respect to such Person’s Equity Interests, or (e) any transaction that has a substantially similar effect as any of clauses (a) – (d).

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means the difference between (a) the sum of (i) for each RIC Subsidiary, the greater of (A) an amount equal to 10% of Surplus of such RIC Subsidiary as of the date of determination, and (B) Net Income of such RIC Subsidiary for the four (4) fiscal quarters ended on the date of determination, plus (ii) Net Income of Borrower, each Subsidiary, and each Permitted Portfolio Company that is not a RIC Subsidiary for the four fiscal quarters ended on the date of determination, plus (iii) an amount of cash or cash equivalents and the book value (calculated in accordance with GAAP) of all other investments of Borrower, each Subsidiary and each Permitted Portfolio Company that is not a RIC Subsidiary, which is not subject to a Lien (other than a Lien in favor Lender), without duplication of amounts already treated as Surplus or Net Income of a RIC Subsidiary for the purposes of this definition, as of the last day of the applicable fiscal quarter, in each case, without duplication.

“Eligible Transferee” means any national banking association, state chartered bank, federal savings bank or association, state chartered savings bank or association or other financial institution (a) the deposits of which are insured by the Federal Deposit Insurance Corporation, and (b) the gross assets of which financial institution (or its holding company if the publicly available financial statements for such holding company do not state the gross assets of such financial institution) are greater than $2,500,000,000, as stated in the most recent publicly available financial statements for such financial institution or holding company, as applicable, issued prior to the effective date of the Participation or assignment, as applicable.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, real property improvements or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, overt allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Law” means any and all applicable present and future treaties, Laws, codes, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and any similar or implementing state or local Law.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) all of the (i) shares of capital stock, (ii) limited liability company interests, (iii) partnership interests, (iv) trust interests of or (v) other ownership or profits interests in such Person (the interests in clauses (i) – (v), the “Base Equity Interests”), (b) all of the warrants, options or other rights for the purchase or acquisition from such Person of Base Equity Interests of such Person, (c) all of the securities or other interests convertible into or exchangeable for Base Equity Interests of such Person or warrants, rights or options entitling the holder thereof to purchase or acquire such equity interest, and (d) all of the other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, limited liability company interest, partnership interest, trust interest, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Basis” means for any Interest Period a rate per annum equal to the “London Interbank Offered Rate” for a thirty-day term, quoted on the Adjustment Date with respect to such Interest Period in The Wall Street Journal (U.S. Edition) in the “Money Rates” column (or if The Wall Street Journal is not published on such day, in the issue most recently published prior to the applicable Adjustment Date of The Wall Street Journal in the “Money Rates” column); provided, if the London Interbank Offered Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and each other Loan Document. Borrower acknowledges that (a) if more than one London Interbank Offered Rate is published at any time by The Wall Street Journal, the highest of such London Interbank Offered Rate shall constitute the London Interbank Offered Rate hereunder; provided, if the highest of such London Interbank Offered Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and each other Loan Document, and (b) if at any time The Wall Street Journal ceases to publish a London Interbank Offered Rate, Lender shall have the right to select a substitute rate that Lender determines, in the exercise of its reasonable commercial discretion, to be comparable to such London Interbank Offered Rate, and the substituted rate as so selected, upon the sending of written notice thereof to Borrower, shall constitute the London Interbank Offered Rate hereunder; provided, if such substituted rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and each other Loan Document. The Wall Street Journal London Interbank Offered Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Each determination by Lender of the London Interbank Offered Rate shall be conclusive and binding absent manifest error, and may be computed using any reasonable averaging and attribution method.

“Eurodollar Rate Loan” means any portion of the Loan that bears interest at a rate based on the Eurodollar Basis.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Swap Obligation” means, with respect to any Obligor (other than Borrower), any Swap Obligation if, and to the extent that, all or a portion of any guaranty of such Obligor of such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guaranty of such Obligor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to Lender or any Affiliate of Lender that receives a payment pursuant to a Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and interest withholding taxes, Taxes on doing business and franchise taxes imposed on it (in lieu of or in addition to net income taxes), (b) interest withholding or similar Taxes imposed (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Person is organized or in which its principal office, any applicable lending office, or any branch or Affiliate thereof is located or, in the case of Lender, in which its Principal Office is located or (ii) by reason of any present or former connection between the jurisdiction imposing such Tax and Lender or its Principal Office, applicable lending office, branch or Affiliate thereof, (c) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which Borrower is located or described in clause (b), (c) any U.S. federal taxes imposed pursuant to FATCA on any “withholdable payment” (as defined under FATCA).

“Existing Debt” means the Debt of Borrower and Subsidiaries existing on the Agreement Date, including extensions and renewals (but not increases) thereof. For the avoidance of doubt, accrual of any required coupon payments with respect to any preferred equity of the Borrower shall not be deemed to be an increase in the amount of any Existing Debt.

“Existing Investments” means, with respect to any Person, the Investments of such Person existing as of March 31, 2018.

“Existing Litigation” means Litigation existing on the Agreement Date involving or otherwise affecting Borrower or any Subsidiary which could reasonably be expected to result in a judgment against or liability of Borrower or a Subsidiary (net of insurance issued by an unrelated third party) in an amount equal to or greater than $500,000; other than, for the avoidance of doubt, any Insurance Litigation.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Agreement Date (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Financial Statements” includes, as applicable to a Person, balance sheets, income, profit and loss statements, reconciliations of capital and surplus and/or members or partnership capital accounts, as appropriate, and statements of changes in financial position or cash flow of such Person, prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with Accounting Principles.

“Fixed Charges” means the sum of (a) Interest Expenses for the four fiscal quarter period most recently ended as of the date of determination (other than, for the avoidance of doubt, any payments in respect of the preferred equity of Borrower), plus (b) scheduled principal payments of Debt which would be classified as a current liability on a balance sheet of Borrower payable during the four fiscal quarter period beginning on the day following the date of determination (other than, for the avoidance of doubt, any payments in respect of the preferred equity of Borrower), plus (c) Cash Capex actually paid by Borrower during the four fiscal quarter period most recently ended as of the date of determination, plus (d) the aggregate amount of Taxes actually paid by Borrower during the four fiscal quarter period most recently ended as of the date of determination.

“Fixed Charges Coverage Ratio” means the ratio (rounded to two decimal places), determined as at the last day of the most recent fiscal quarter of Borrower, of (a) EBITDA for the four fiscal quarter period ended on the last day of such fiscal quarter, to (b) Fixed Charges determined as at the last day of such fiscal quarter.

“[***]” means [***].

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“[***]” means [***].

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of the kind described in clauses (a) through (i) of the definition of “Debt” or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt, or (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a) (i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the [***], as amended, or (ii) if available in accordance with the terms thereof and at Lender’s option after notice to Borrower and otherwise in accordance with the terms of Section 303.103 of the [***], as amended, the “annualized ceiling” and (b) (i) if the amount outstanding under this Agreement is less than $250,000, 24% per annum, or (ii) if the amount under this Agreement is equal to or greater than $250,000, 28% per annum.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Contract” means any insurance contract or policy issued by a RIC or subject to a Reinsurance Agreement or a Retrocession Agreement to which a RIC is a party.

“Insurance Litigation” means any Litigation which includes claims under an Insurance Contract, a Reinsurance Agreement or Retrocession Agreement.

“Insurance Regulator” means, when used with respect to any Obligor or any Subsidiary (a) the Governmental Authority, insurance department or similar administrative authority or agency located in the state in which such Obligor or Subsidiary is organized or domiciled that asserts regulatory authority over such Obligor or Subsidiary, and (b) to the extent asserting regulatory jurisdiction over such Obligor or Subsidiary, the Governmental Authority, insurance department, authority or agency in each state in which such Obligor or Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Obligor or Subsidiary.

“Interest Expenses” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with Accounting Principles, and (b) the portion of rent expense of Borrower with respect to such period under Capital Leases that is treated as interest in accordance with Accounting Principles.

“Interest Payment Date” means (i) the [***] and (ii) the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, (a) the period commencing on the date that proceeds thereof are advanced to Borrower and ending on the last day of the month in which such advance is made, and (b) except as provided in clause (a), the period commencing on the first day of each month and ending on the last day of the applicable month; provided, that no Interest Period shall extend beyond the Maturity Date.

“Investment” means as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or acquisition of all or substantially all of the assets of any Person, (b) any direct or indirect purchase or other acquisition of, or a beneficial interest in, any Equity Interest or other securities of any other Person, or (c) any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from Dispositions to that other Person in the ordinary course of business.

“Laws” means, collectively, all international, foreign, Federal, state and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any financing or other lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction.

“Litigation” means any proceeding, claim, lawsuit and/or investigation conducted or, to the knowledge of the applicable Person, threatened in writing by or before any Governmental Authority or arbitrator, including, but not limited to, proceedings, arbitrations, mediations, claims, lawsuits, and/or investigations under or pursuant to any Environmental Law, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement or other instrument.

“Loan” means the $[***] credit facility established pursuant to this Agreement and evidenced by the Note.

“Loan Documents” means this Agreement, the Note, the Security Documents and all other documents and instruments executed and delivered to Lender by any Obligor or any other Person pursuant to this Agreement.

“Material Adverse Change” or “Material Adverse Effect” means any act or circumstance or event which (a) otherwise would reasonably be expected to be material and adverse to the business, operations, properties or financial condition of the Borrower Group, taken as a whole, (b) in any manner whatsoever could reasonably be expected to materially and adversely affect the ability of any Obligor to perform its obligations under any Loan Document to which it is a party, or (c) in any manner whatsoever would reasonably be expected to materially and adversely affect the validity or enforceability of any of the Loan Documents but not, for the avoidance of doubt, changes in market conditions or circumstances that have a general adverse effect on substantially all Persons engaged in the Insurance Business.

“Material Contract” means, with respect to any Person, each contract or agreement (a) to which such Person is a party involving aggregate consideration payable to or by such Person of $1,000,000 or more in any year or (b) otherwise material to the business, financial condition or performance, operations, or properties of Borrower Group, taken as a whole, or (c) any other contract, agreement, permit or license, written or oral, of Borrower and Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, no Insurance Contract shall be deemed to be a Material Contract.

“Maturity Date” means the then in effect maturity of the Loan, either the Revolving Loan Maturity Date or the Term Loan Maturity Date as applicable.

“Maximum Amount” means the maximum amount of interest which, under Applicable Law, Lender is permitted to charge on the Obligations.

“Note” means the promissory note made by Borrower in favor of Lender evidencing the Loan made by Lender, substantially in the form of Exhibit F.

“NAIC” means the National Association of Insurance Commissioners and each successor thereto.

“Net Income” means, (a) with respect to any RIC Subsidiary, as of the end of any fiscal quarter, the amount of net gain from operations for the four fiscal quarter period ending on such date utilizing the format promulgated by NAIC and filed with the applicable Insurance Regulator, and (b) with respect to Borrower, any Subsidiary and any Permitted Portfolio Company that is not a RIC Subsidiary, the net income of such Person determined in accordance with GAAP.

“Obligations” means all obligations, indebtedness and liabilities under the Loan Documents now or hereafter owing by Borrower or any other Person to or for the benefit of Lender or any Affiliate of Lender, whether joint or several, fixed or contingent, including principal, interest, expenses of collection and foreclosure and Attorney Costs. Without limiting the generality of the foregoing, “Obligations” includes all interest, fees and other amounts which would be owed by Borrower or any other Person to Lender or any Affiliate of Lender under any Loan Document, regardless of whether such interest, fees or other amounts are enforceable or allowed claims in any proceeding under any Debtor Relief Law involving Borrower or any other Person (other than Lender, any Affiliate of Lender, any Assignee or any Participant).

“Obligor” means Borrower, each other Person liable for payment or performance of any of the Obligations and each other Person any property of which secures the payment or performance of any of the Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with Accounting Principles: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (A) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (B) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) any Synthetic Lease Obligation; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any Dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Organizational Documents” means (a) with respect to any corporation, (i) the articles or certificate of incorporation (or the equivalent organizational documents) of such entity, (ii) the bylaws (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity’s Equity Interests or the holders thereof; (b) with respect to any partnership (whether limited or general), (i) the certificate of partnership (or equivalent organizational documents), (ii) the partnership agreement (or equivalent organizational or governing documents) of such partnership and (iii) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership’s Equity Interests or the holders thereof; (c) with respect to any limited liability company, (i) the articles of organization (or the equivalent organizational documents) of such entity, (ii) the limited liability company or operating agreement (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such limited liability company’s Equity Interests or the holders thereof; and (d) with respect to any other type of entity, the organizational and governing documents for such entity which are equivalent to those described in clauses (a) through (c), as applicable.

“Outstanding Amount” means, as of any date of determination the aggregate outstanding principal amount of the Loan, after giving effect to any Revolving Borrowing and any principal payment of the Loan occurring on such date.

“Owned Authorized Control Level” means, for any RIC Subsidiary at any time, the product of (i) the Authorized Control Level of such RIC Subsidiary multiplied by (ii) the percent of the total equity of such RIC Subsidiary which is owned by Borrower (on a look-through basis).

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board, or any entity succeeding to any of its principal functions.

“Permitted Debt” means, without duplication (a) the Obligations, (b) Existing Debt (excluding any increase in the principal amount thereof after the Agreement Date other than, for the avoidance of doubt, the accrual of any required coupon payments with respect to any preferred equity of the Borrower), (c) preferred equity of the Borrower, (d) trade accounts payable of Borrower and Subsidiaries and other similar obligations incurred in the ordinary course of business, (e) intercompany balances in the ordinary course of business among Borrower and Subsidiaries, (f) Capital Leases of Borrower and Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time, and (g) other Debt of Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time.

“Permitted Liens” means (a) Bank Liens, (b) pledges or deposits made to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions, or other social security programs (excluding any Liens in respect of ERISA), (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair the use of such property by any Obligor or any of its Subsidiaries in the operation of its business in any manner which would have a Material Adverse Effect, (e) reinsurance trust accounts and Liens securing performance with respect to such reinsurance trust accounts if such Lien attaches to property in the reinsurance trust account, only, (f) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings and so long as levy and execution thereon have been stayed and continue to be stayed: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, real or personal property or other legal process prior to adjudication of a dispute on the merits, including mechanic’s and materialmen’s Liens; and adverse judgments on appeal, (g) set-off, charge-back and other rights of depository and collection banks and other financial institutions with respect to money or instruments of Borrower or Subsidiaries on deposit with or in possession of such institutions, (h) Liens arising under Capital Leases permitted under this Agreement, (i) Liens securing reverse repurchase agreements entered into by Borrower or a Subsidiary if (i) such reverse repurchase agreement relates to cash management and liquidity management activities of Borrower or such Subsidiary and (ii) such Lien attaches to the security the subject of such reverse repurchase agreement, only, (j) Liens arising from precautionary UCC financing statement filings with respect to operating leases otherwise permitted by this Agreement, (k) licenses, leases and subleases permitted under this Agreement which do not interfere in any material respect with the business operations of Borrower and Subsidiaries, (l) Liens securing purchase money indebtedness permitted under this Agreement and such Lien attaches to only the property acquired with the proceeds of such purchase money indebtedness, and (m) extensions, renewals and replacements of any of the foregoing Liens.

“Permitted Portfolio Company” means any Person engaged in the Insurance Business in which Borrower has made a direct or indirect negotiated equity investment (on terms which provide Borrower with certain control rights) in accordance with Borrower’s investment policy and any Subsidiary of such Person.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, and a government or any department, Governmental Authority, agency or political subdivision thereof.

“Plan” means any plan subject to Title IV of ERISA and maintained for employees of any Obligor or any of its Subsidiaries, or of any such plan maintained by an ERISA Affiliate; provided, “Plan” shall not include any “multiemployer plan” (as defined in Section 4001 of ERISA).

“[***]” means [***].

“[***]” means any credit facility established by Lender for [***].

“Prime Rate” means the sum of (a) the Prime Rate Basis as of each date of calculation, plus (b) 0.00%.

“Prime Rate Basis” means the maximum “Latest” “U.S.” prime rate of interest per annum published from time to time in the Money Rates section of The Wall Street Journal (U.S. Edition) or in any successor publication to The Wall Street Journal. Borrower understands that the Prime Rate may not be the best, lowest, or most favored rate of Lender or The Wall Street Journal, and any representation or warranty in that regard is expressly disclaimed by Lender. Borrower acknowledges that (a) if more than one U.S. prime rate is published at any time by The Wall Street Journal, the highest of such prime rates shall constitute the Prime Rate Basis hereunder and (b) if at any time The Wall Street Journal ceases to publish a U.S. prime rate, Lender shall have the right to select a substitute rate that Lender determines, in the exercise of its reasonable commercial discretion, to be comparable to such prime rate, and the substituted rate as so selected, upon the sending of written notice thereof to Borrower, shall constitute the Prime Rate Basis hereunder. Upon each increase or decrease hereafter in the Prime Rate Basis, the rate of interest upon the unpaid principal balance of each then outstanding Revolving Borrowing (if any) shall be increased or decreased by the same amount as the increase or decrease in the Prime Rate Basis, such increase or decrease to become effective as of the day of each such change in the Prime Rate Basis and without notice to Borrower or any other Person.

“Prime Rate Loan” means the Loan or any portion thereof when it bears interest at a rate based on the Prime Rate Basis.

“Principal Office” means the principal office of Lender, located at [***].

“Public Company” means a Person the securities of which are registered under Section 12 of the Securities Exchange Act of 1934, or that is required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or that files or has filed a registration statement that has not been withdrawn (regardless of whether such registration statement has become effective) under the Securities Act of 1933.

“Registered Public Accounting Firm” means an accounting firm that (a) has registered with the PCAOB pursuant to the provisions of Section 102 of Sarbanes-Oxley and whose registration has not been withdrawn, terminated, revoked or suspended and (b) meets the “independence” requirements of Section 10A of the Securities Exchange Act of 1934.

“Regulatory Order” means any (a) judicial or administrative order, consent agreement or decree required by or to which a Governmental Authority is a party, (b) memorandum of understanding required by or to which a Governmental Authority is a party, judicial or administrative ruling or finding, restriction required by any Governmental Authority on Borrower’s or any Subsidiary’s business operations, (c) requirement of any Governmental Authority regarding the raising of capital by Borrower or any Subsidiary or (d) restriction required by any Governmental Authority regarding the activities of a specified individual, or similar matters, regardless of whether any of the foregoing is a public record.

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under insurance policies or agreements issued by another insurance or reinsurance company or companies.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Reportable Event” means a reportable event as defined in Section 4043(b) of Title IV of ERISA or PBGC regulations, other than events for which the thirty day notice period has been waived.

“Restrictive Agreement” means an agreement that (a) prohibits, restricts or limits the ability (i) of any Subsidiary to pay Dividends to the holders of its Equity Interests, (ii) of any Subsidiary to guarantee payment and performance of the Secured Obligations, or (iii) of any Subsidiary to create, incur, assume or suffer to exist a Lien on property of such Subsidiary, or (b) requires the grant of a Lien to secure an obligation of a Person if a Lien is granted to secure another obligation of such Person.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another retrocession agreement.

“Revolving Borrowing” means each borrowing by Borrower of all or any portion of the Loan made by Lender pursuant to Sections 2.1 and 2.2.

“Revolving Loan Commitment” means $[***].

“Revolving Loan Maturity Date” means the first to occur of (a) [***], (b) the date of the Revolving Loan Commitment is terminated pursuant to either Section 2.6 or 8.2, and (c) the date any of the Obligations are accelerated.

“Revolving Loan Notice” means a notice of a Revolving Borrowing request pursuant to Section 2.2(a), substantially in the form of Exhibit G.

“RIC” means any Person that (i) is authorized or admitted to engage in the business of selling, issuing or underwriting insurance or reinsurance in any jurisdiction, (ii) is regulated by any Insurance Regulator, and (iii) is either (A) required by any Insurance Regulator to file an annual financial statement in the form prescribed by the NAIC for a life, accident and health, health, property and casualty, title, fraternal benefit or other insurance company, as applicable, or (B) a captive insurance company.

“RIC Subsidiary” means any RIC that is a Permitted Portfolio Company.

“Risk-Based Capital Ratio” means, the ratio (expressed as a percentage), at any time, of the Total Adjusted Capital to the aggregate Owned Authorized Control Level of all RIC Subsidiaries, without duplication.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means collectively, (a) the Obligations, (b) all Swap Obligations, (c) all Cash Management Obligations, and (d) any and all out-of-pocket expenses (including, without limitation, expenses and Attorney Costs of any holder of Swap Obligations or Cash Management Obligations) incurred by any such holder in enforcing its rights under any Cash Management Agreement, any Swap Contract between or among any Obligor and/or any Subsidiary of any Obligor and Lender and/or any Affiliate of Lender, or any other agreement related to or evidencing Swap Obligations or Cash Management Obligations. Without limiting the generality of the foregoing, “Secured Obligations” includes all interest, fees and other amounts which would be owed by Borrower or any other Person to Lender or an Affiliate of Lender under any Cash Management Agreement, any Swap Contract between or among any Obligor and/or any Subsidiary of any Obligor and Lender and/or any Affiliate of Lender, or any other agreement related to or evidencing Cash Management Obligations or Swap Obligations, regardless of whether such interest, fees or other amounts are enforceable or allowed claims in any proceeding under any Debtor Relief Law involving Borrower or any other Person (other than Lender or any holder of such Swap Obligation or Cash Management Obligation). Notwithstanding the foregoing or any other provision of any Loan Document, “Secured Obligations” shall exclude all Excluded Swap Obligations.

“Security Documents” means, collectively, the Borrower Pledge Agreement, the Borrower Security Agreement, and any and all other documents, instruments, financing statements, control agreements, public notices and the like executed or delivered in connection with any of the Bank Liens or the Collateral.

“Solvent” means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of Contingent Debt or other contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (a) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or (b) the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of Borrower excluding, for the avoidance of doubt, any Permitted Portfolio Company.

“Surplus” means (a) if the calculation is made as at the last day of the first three fiscal quarters of a RIC, the amount of statutory surplus plus asset valuation reserve, utilizing the format promulgated by NAIC and filed with the applicable Insurance Regulator, or (b) if the calculation is made as at the last day of the fiscal year of a RIC, the amount of statutory surplus plus asset valuation reserve, utilizing the format promulgated by NAIC and filed with the applicable Insurance Regulator.

“Swap Contract” means any of the following entered into by Borrower and/or any Subsidiary: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Obligor or any other Subsidiary any obligation to pay or perform under any Swap Contract or other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called “synthetic,” off-balance sheet, financing or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means that certain term loan in a maximum amount not to exceed $[***] to be made, or deemed made in accordance herewith, by Lender to Borrower and evidenced by the Note.

“Term Loan Maturity Date” means the first to occur of (a) [***], or (b) the date any of the Obligations are accelerated.

“Total Adjusted Capital” means, (a) for each RIC Subsidiary, an amount equal to (i) the Surplus of such RIC Subsidiary plus the asset valuation reserve of such RIC Subsidiary multiplied by (ii) the percentage of the total equity of such RIC Subsidiary which is owned by Borrower (on a look-through basis) plus (b) an amount equal to (i) the amount of cash or cash equivalents and the book value (calculated in accordance with GAAP) of all other investments (other than investments in any Permitted Portfolio Company that is a RIC) of each Subsidiary and each Permitted Portfolio Company which is not a RIC Subsidiary which is not subject to a Lien (other than a Lien in favor of Lender) multiplied by (ii) the percentage of the total equity of such Subsidiary or Permitted Portfolio Company which is owned by Borrower (on a look-through basis) plus (c) the amount of cash or cash equivalents and the book value (calculated in accordance with GAAP) of all other investments of Borrower which is not subject to a Lien (other than a Lien in favor of Lender).

“UCC” means the Uniform Commercial Code, as currently adopted in [***].

1.2    Additional Definitions. The following additional terms have the meaning specified in the indicated Section or other provision of this Agreement:

Term	Section/Provision

Agreement	Introductory Paragraph

Assignee	Section 9.7(c)

Base Equity Interests	“Equity Interests”

Borrower	Introductory Paragraph

Conversion	Section 2.1(b)

Indemnified Taxes	Section 3.1(a)

Indemnitees	Section 5.8

Information	Section 9.14

Lender	Introductory Paragraph

Participant	Section 9.7(b)

Participation	Section 9.7(b)

PCB	“Hazardous Materials”

Properties	Section 7.23(a)

Revolving Loan	Section 2.1(a)

Term Loan	Section 2.1(b)

[***] Business Day	“Business Day”

1.3    Construction. Unless otherwise expressly provided in this Agreement or the context requires otherwise (a) the singular shall include the plural, and vice versa, (b) words of a gender include the other gender, (c) all accounting terms shall be construed in accordance with the Accounting Principles (subject to Section 1.4), (d) all references to time are [***], [***] time, (e) monetary references are to Dollars, (f) all references to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, (g) headings used in this Agreement and each other Loan Document are for convenience only and shall not be used in connection with the interpretation of any provision hereof or thereof, (h) references to any Person include that Person’s heirs, personal representatives, successors, and permitted assigns, that Person as a debtor in possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (i) references to any Law include every amendment or restatement to it, rule and regulation adopted under it, and successor or replacement for it, (j) references to a particular Loan Document include each amendment, modification, or supplement to or restatement of it made in accordance with this Agreement and such Loan Document, (k) references (if any) to consolidated Financial Statements of Borrower and Subsidiaries (or any other Person) or to the determination of any amount for Borrower and Subsidiaries (or any other Person) on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower (or any other Person) is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein, and (l) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4    Changes in Accounting Principles, SAP or NAIC Ratings. All financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with Accounting Principles or SAP (as applicable), applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements described in Section 4.1(n), and in conformity with the applicable requirements of any Governmental Authority (including each applicable Insurance Regulator), except as otherwise specifically prescribed herein. If after the date hereof there occurs (a) any change in the Accounting Principles (including the adoption of IFRS) or in the application thereof on the operation of any provision hereof or (b) Borrower changes from the Accounting Principles described in clause (a) of the definition of “Accounting Principles” to the Accounting Principles described in clause (b) of the definition of “Accounting Principles,” or from the Accounting Principles described in clause (b) of the definition of “Accounting Principles” to the Accounting Principles described in clause (a) of the definition of “Accounting Principles,” then (i) the parties agree to enter into good faith negotiations with respect to amendments to the financial covenants or other provisions hereof such that Lender is in a substantially comparable position after giving effect to such amendments, and (ii) the calculation of such applicable financial covenants or interpretation of such other provisions shall be interpreted on the basis of the Accounting Principles as in effect and applied immediately before such change shall have become effective until such provisions are amended in accordance herewith. If at any time any change in SAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Borrower and Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in SAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with SAP prior to such change therein and (b) Borrower shall, and shall cause each Subsidiary to, provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in SAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Borrower and Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If at any time NAIC changes its ratings methodology for Investments, Borrower and Lender shall negotiate in good faith to amend the provisions of Sections 6.13(b) and (c) applicable to Investments to preserve the original intent thereof in light of such change in such methodology.

ARTICLE II

LOAN

2.1    Loan.

(a)    Revolving Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make loans (the “Revolving Loan”), to Borrower from time to time on any Business Day during the period from the Agreement Date to the Revolving Loan Maturity Date; provided, however, that after giving effect to any Revolving Borrowing, the Outstanding Amount shall not exceed the difference between the Revolving Loan Commitment and the total oustandings under the [***]. Prior to the Revolving Loan Maturity Date, Borrower may borrow, repay and reborrow the Revolving Loan, all in accordance with this Agreement.

(b)    Term Loan. Subject to the terms and conditions set forth herein and so long as no Event of Default occurs on or before the Revolving Loan Maturity Date, the Revolving Loan shall convert to, and Lender shall be deemed to have made, a term loan to Borrower on the Revolving Loan Maturity Date (herein referred to as the “Conversion”) in an amount equal to the lesser of (i) $[***], and (ii) the aggregate outstanding principal balance under the Note as of the Revolving Loan Maturity Date (the “Term Loan”). The Term Loan may not be repaid and then reborrowed.

2.2    Borrowings.

(a)    Each Revolving Borrowing shall be made upon Borrower’s irrevocable notice to Lender, which may be given by telephone. Each such notice must be received by Lender not later than 3:00 p.m. (i) one [***] Business Days prior to the requested date of any Revolving Borrowing. Any telephonic notice must be confirmed promptly by delivery to Lender of a written Revolving Loan Notice appropriately completed and signed by an Authorized Signatory of Borrower. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Revolving Borrowing (which shall be a [***] Business Day), and (ii) the principal amount of the Revolving Borrowing to be borrowed. Each Revolving Borrowing shall be in the principal amount of $50,000.00 or any whole multiple of $50,000.00 in excess thereof or the unused portion of the Revolving Loan Commitment.

(b)    Upon satisfaction of the applicable conditions set forth in Article IV, Lender shall make the proceeds of each Revolving Borrowing available to Borrower by wire transfer of immediately available funds to an account of the Borrower nominated by the Borrower.

2.3    Repayment.

(a)    The unpaid principal of the Revolving Loan, together with all accrued unpaid interest thereon, shall be due and payable in full on the Revolving Loan Maturity Date; provided, however, that so long as no Event of Default exists, the Revolving Loan shall be deemed to convert to the Term Loan as of the Revolving Loan Maturity Date. Thereafter, the unpaid principal of the Term Loan, together with all accrued unpaid interest thereon, shall be due and payable in full on the Term Loan Maturity Date.

(b)    On each [***] after Conversion, quarterly principal plus interest payments shall be due and payable under the Term Loan in an amount sufficient to fully amortize the Term Loan over [***]. Notwithstanding anything to the contrary, the entire principal of the Term Loan (less any amounts pre-paid by the Borrower), together with all accrued unpaid interest thereon, shall be due and payable on the Term Loan Maturity Date.

2.4    Mandatory Prepayments of Loan. On each date that the Outstanding Amount exceeds the Revolving Loan Commitment plus the outstanding amount under the [***], Borrower shall prepay the Revolving Loan in an amount equal to such excess. Each mandatory prepayment shall be accompanied by all accrued interest thereon.

2.5    Voluntary Prepayments. Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided, that (a) such notice must be received by Lender not later than 3:00 p.m. one [***] Business Day prior to the date of prepayment, and (b) any prepayment shall be in a principal amount of $50,000 or a whole multiple of $50,000 in excess thereof (or, if less, the unpaid principal amount of the Loan). Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each voluntary prepayment shall be accompanied by all accrued and unpaid interest on the amount prepaid, together with any additional amounts required pursuant to Article III. All prepayments shall be applied (a) first, to accrued, unpaid interest on the amount prepaid (to the extent not paid in accordance with the preceding sentence) and (b) second, to outstanding principal in the reverse order of the scheduled maturity dates.

2.6    Termination and Reduction of Commitments.

(a)    Borrower shall have the right to terminate or reduce the Revolving Loan Commitment at any time. Each reduction shall be in the minimum amount of $50,000.00 and a whole multiple of $50,000.00 in excess thereof.

(b)    On the Revolving Loan Maturity Date, the Revolving Loan Commitment shall automatically reduce to zero and terminate.

(c)    Borrower shall not have any right to rescind any termination or reduction. Once terminated or reduced, the Revolving Loan Commitment may not be reinstated.

2.7    Interest on the Loan Generally.

(a)    Subject to the provisions of 2.9, the aggregate outstanding principal balance of the Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the sum of the Eurodollar Basis plus the Applicable Margin. Interest on the Loan shall accrue in accordance herewith on the principal outstanding under the Note from the date such principal is advanced by Lender to Borrower.

(b)    Interest on the Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.8    Computations. Subject to Section 9.10, interest on the Loan and any other amounts due hereunder shall be calculated on the basis of actual days elapsed over a year of 360 days, unless such calculation would result in a rate greater than the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days or 366 days in a leap year, as the case may be. Nothing herein shall be deemed to obligate Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

2.9    Interest After an Event of Default. (a) If an Event of Default exists (other than an Event of Default specified in Section 8.1(c) or (d)), at the option of Lender, and (b) if an Event of Default specified in Section 8.1(c) or (d) exists, automatically and without any action by Lender, the Obligations shall bear interest at a rate per annum equal to the lesser of (i) the Default Rate and (ii) the Highest Lawful Rate. Such interest shall be payable on the earlier of demand and the Maturity Date, and shall accrue until the earlier of (a) waiver or cure (to the satisfaction of Lender) of the applicable Event of Default, (b) agreement by Lender to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations. Lender shall not be required to accelerate the maturity of any Loan, to exercise any other rights or remedies under the Loan Documents, or to give notice to Borrower of the decision to charge or the charging of interest at the Default Rate. Lender will undertake to give notice to Borrower within ten Business Days after the effective date of the charging of interest at the Default Rate; provided, any failure of Lender to give, or of Borrower to receive, any such notice of the charging of interest at the Default Rate shall not impair Lender’s right to charge or receive, or Borrower’s obligation to pay, interest as the Default Rate. The determination of the Default Rate by Lender shall be prima facie evidence as to the facts thereof. Notwithstanding any other provision of any Loan Document, the failure of Borrower to pay interest accrued at the Default Rate shall not be an additional Event of Default unless Borrower fails to pay to Lender the amount of the accrued and unpaid interest within five Business Days after Lender sends notice to Borrower of the charging of interest at the Default Rate and the amount of interest that is due and payable.

2.10    Late Charge. If a payment is made more than ten days after it is due, Borrower will be charged (subject to Section 9.10), in addition to interest, a delinquency charge of (a) 5% of the unpaid portion of the regularly scheduled payment, or (b) $250.00, whichever is less. Additionally, if the amount of the Loan (plus all accrued but unpaid interest) is not paid in full on the Loan Maturity Date, Borrower will be charged (subject to Section 10.10) a delinquency charge of (a) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (b) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

2.11    Manner of Payment.

(a) Each payment (including prepayments) by Borrower of the principal of or interest on each Loan and any other amount owed under this Agreement or any other Loan Document shall be made not later than 3:00 p.m. on the date specified for payment under this Agreement to Lender at Lender’s Principal Office, in Dollars constituting immediately available funds. All payments received by Lender after 3:00 p.m. shall be deemed received on the next succeeding [***] Business Day and any applicable interest and fees shall continue to accrue.

(b)    To the extent that any payment by or on behalf of Borrower is made to Lender (including any cash or property from any exercise by Lender of a right of setoff), and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

(c)    If any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a [***] Business Day. Any extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(d)    Borrower shall pay principal, interest, fees and all other amounts due under the Loan Documents without deduction for set off or counterclaim or any deduction whatsoever.

(e)    Except as otherwise specified in this Agreement, if some but less than all amounts due from Borrower are received by Lender, Lender shall apply such amounts in the following order of priority: (i) first, to the payment of Lender’s expenses then due and payable, if any; (ii) second, to the payment of all other fees then due and payable; (iii) third, to the payment of interest then due and payable on the Loan; (iv) fourth, to the payment of all other amounts not otherwise referred to in this Section 2.11(d) then due and payable under the Loan Documents; and (v) fifth, to the payment of principal then due and payable on the Loan.

2.12    Commitment Fee. On or before the date hereof, Borrower shall pay to Lender a commitment fee in an amount equal to [***] per annum of the maximum amount of the Loan or $[***].

2.13    Booking the Loan. Lender may make, carry or transfer the Loan at, to or for the account of any of its offices or the office of any Affiliate of Lender.

2.14    Collateral on Agreement Date. Payment of the Secured Obligations is secured and guaranteed on the Agreement Date by (a) a perfected first priority security interest in all of the authorized, issued and outstanding membership interests and other [***], and (b) a perfected first priority security interest in the assets of Borrower described as Collateral in the Borrower Security Agreement.

ARTICLE III

TAXES AND ILLEGALITY

3.1    Taxes.

(a)    Payments Free of Taxes. Except as provided below in this Section 3.1, any and all payments by any Obligor to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, now or hereafter imposed, and all liabilities with respect thereto other than Excluded Taxes and Other Taxes (collectively, “Indemnified Taxes”). If an Obligor shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender or an Affiliate of Lender, (i) the sum payable shall be increased as necessary to preserve the after tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) to Lender or such Affiliate by an amount equal to the sum it would have received had no such deductions been made and shall be paid Lender or such Affiliate, at the time interest on the Obligations is paid, (ii) such Obligor shall make such deductions, (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with Applicable Laws, and (iv) promptly (but in no event later than thirty (30) days) after the date of such payment, such Obligor shall furnish to Lender or such Affiliate the original or a certified copy of a receipt evidencing payment thereof.

(b)    Other Taxes. In addition, each Obligor shall pay any and all present or future stamp, court or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (“Other Taxes”).

(c)    Indemnity. BORROWER SHALL INDEMNIFY LENDER AND EACH OF ITS AFFILIATES FOR (i) THE FULL AMOUNT OF INDEMNIFIED TAXES AND OTHER TAXES (INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY GOVERNMENTAL AUTHORITY ON AMOUNTS PAYABLE UNDER THIS SECTION 3.1) PAID BY LENDER, AND (ii) ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, IN EACH CASE WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY. PAYMENT UNDER THIS SECTION 3.1(c) SHALL BE MADE WITHIN THIRTY (30) DAYS AFTER THE DATE LENDER MAKES A DEMAND THEREFOR. IF ANY INDEMNIFIED TAXES RECEIVED BY LENDER PURSUANT TO THIS SECTION 3.1 ARE LATER DETERMINED IN A NON-APPEALABLE JUDGMENT OF A GOVERNMENTAL AUTHORITY (INCLUDING A COURT OF COMPETENT JURISDICTION) TO HAVE BEEN INCORRECTLY OR ILLEGALLY IMPOSED AND SUCH INDEMNIFIED TAXES ARE RECEIVED BY LENDER FROM THE APPLICABLE GOVERNMENTAL AUTHORITY, LENDER SHALL PAY TO BORROWER THE AMOUNT OF SUCH INDEMNIFIED TAXES PAID TO LENDER BY BORROWER, BUT NOT IN EXCESS OF THE AMOUNT RECEIVED BY BORROWER FROM SUCH GOVERNMENTAL AUTHORITY.

3.2    Illegality. If Lender reasonably determines that any Change in Law on or after the Agreement Date has made it unlawful, or that any Governmental Authority on or after the Agreement Date has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund a Eurodollar Rate Loan, or materially restricts the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Basis, then, on notice thereof by Lender to Borrower, any obligation of Lender to make or maintain a Eurodollar Rate Loan shall be suspended until the circumstances giving rise to such determination no longer exist, and Lender shall notify Borrower that such circumstances no longer exist and that the obligation of Lender to make or maintain a Eurodollar Rate Loan is no longer suspended. Upon the date of such notice, the interest rate applicable to each Eurodollar Rate Loan shall be the Prime Rate. Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

3.3    Inability to Determine Rates. If (a) Lender reasonably determines in connection with any request for or maintenance of a Eurodollar Rate Loan or any determination of the Eurodollar Basis that (i) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and applicable term, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Basis, or (b) Lender reasonably determines that the Eurodollar Basis for a Eurodollar Rate Loan does not adequately and fairly reflect the cost to Lender of funding or maintaining such Eurodollar Rate Loan, Lender will promptly notify Borrower. Thereafter, the obligation of Lender to make or maintain a Eurodollar Rate Loan shall be suspended until the conditions giving rise to the suspension no longer exist, and Lender shall notify Borrower that the obligation of Lender to make or maintain a Eurodollar Rate Loan is no longer suspended. Upon the last day of each Interest Period existing on the date of such notice, the interest rate applicable to each Eurodollar Rate Loan shall be the Prime Rate.

3.4    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans; Compensation for Losses.

(a)    Increased Costs Generally. If Lender determines (in its reasonable discretion) that any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement contemplated by Section 3.4(d)); (ii) subject Lender to any Taxes (other than Indemnified Taxes and Other Taxes, as to which Sections 3.1(a) and (b) shall apply) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Rate Loan made by Lender; and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Basis (or of maintaining its obligation to make any Loan), or to increase the cost to Lender or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon written request of Lender in accordance with Section 3.4(c), Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If Lender reasonably determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the commitment of Lender to make or maintain any Loan made by Lender to a level below that which Lender or Lender’s holding company would have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time, upon request of Lender in accordance with Section 3.4(c), Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 3.4(a) or (b) and delivered to Borrower shall be conclusive absent manifest error; provided that such certificate sets forth details of Lender’s reasonable calculations regarding such amount. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)    Reserves on Eurodollar Rate Loans. Borrower shall pay to Lender, as long as Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on the Loan, provided Borrower shall have received at least ten (10) days’ prior notice of such additional interest from Lender. If Lender fails to give notice ten (10) days prior to the relevant payment date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e)    Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section 3.4 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5    Compensation for Losses. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any actual loss or expense incurred by it as a result of any failure by Borrower to prepay, borrow, continue or convert the Loan or any portion thereof on the date or in the amount notified by Borrower, including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or any portion thereof or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by Borrower to Lender under this Section 3.5 and subject to Section 9.10, Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Basis for such Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.6    Matters Applicable to all Requests for Compensation. Any demand or notice delivered by Lender to Borrower claiming compensation under this Article III shall be in writing and shall certify (a) that one of the events described in this Article III has occurred, describing in reasonable detail the nature of such event and (b) as to the amount or amounts for which Lender seeks compensation hereunder, setting forth in reasonable detail the basis for and calculations of such compensation. Such certification shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.7    Survival. All of Borrower’s obligations under this Article III shall survive the funding any portion of the Loan and payment in full of all Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Conditions Precedent to the Closing. The obligation of Lender to close the Loan and fund any portion of the Loan is subject to (a) receipt by Lender of the following items which are to be delivered, in form and substance reasonably satisfactory to Lender and (b) satisfaction of the following conditions, in form and substance reasonably satisfactory to Lender:

(a)    Borrower Certificate. A certificate of officers acceptable to Lender of Borrower certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) an original certified copy of its Certificate of Formation, certified as true, complete and correct by the Delaware Secretary of State as of a date acceptable to Lender, (iii) a copy of its operating agreement, as in effect on the Agreement Date, (iv) a copy of the resolutions of its members authorizing it to execute, deliver and perform the Loan Documents to which it is a party, (v) a Certificate of Good Standing issued by the Delaware Secretary of State (certified as of a date acceptable to Lender), (vi) no Default or Event of Default existing, (vii) no Material Adverse Change having occurred since December 31, 2017, and (viii) either (A) attached copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by Borrower and the validity against Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) that no such consents, licenses or approvals are so required.

(b)    Note. The duly executed Note payable to the order of Lender.

(c)    Security Documents. The duly executed and completed (i) Borrower Pledge Agreement executed by Borrower, dated as of the Agreement Date, and (ii) Borrower Security Agreement executed by Borrower, dated as of the Agreement Date.

(d)    UCC and Lien Searches. With respect to Borrower, searches of the Uniform Commercial Code, Tax lien, judgment, bankruptcy court and other records of the jurisdiction of organization of such Person (and each predecessor entity) and the jurisdiction in which the chief executive office of such Person (and each predecessor entity) is located, as Lender may require.

(e)    Opinion of Obligors’ and Subsidiaries’ Counsel. Opinions of counsel to Obligors and Subsidiaries addressed to Lender and in form and substance satisfactory to Lender, dated the Agreement Date, and covering such matters incident to the transactions contemplated hereby, as Lender may reasonably request.

(f)    Obligor Proceedings. Evidence that all corporate, partnership and limited liability company proceedings of each Obligor and each other Person (other than Lender) taken in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall be reasonably satisfactory in form and substance to Lender; and Lender shall have received copies of all documents or other evidence which Lender may reasonably request in connection with such transactions.

(g)    Compliance Certificate. A Compliance Certificate, dated the Agreement Date and signed by an Authorized Signatory who is the chief financial officer or chief executive officer of Borrower, confirming compliance with the financial covenants set forth therein as of a date acceptable to Lender.

(h)    Omitted.

(i)    Existing Debt. A schedule of all Existing Debt, in detail satisfactory to Lender.

(j)    Existing Litigation. A schedule of all Existing Litigation, in detail satisfactory to Lender.

(k)    Expenses. Subject to Section 9.3(a), reimbursement for all Attorney Costs incurred through the Agreement Date.

4.2    Conditions Precedent to all Advances under the Note. The obligation of Lender to make each advance under the Note (including the initial advance) is subject to fulfillment of the following conditions immediately prior to or contemporaneously with each such advance:

(a)    Representations and Warranties. All of the representations and warranties of each Obligor and each Subsidiary under this Agreement and each other Loan Document, which, pursuant to Section 7.26, are made at and as of the time of each advance of any portion of the Loan, shall be true and correct when made (except to the extent applicable to a specific date) both before and after giving effect to the application of the proceeds of such advance.

(b)    No Default or Event of Default. There shall not exist a Default or Event of Default at the time of and immediately after giving effect to such advance.

(c)    Notices; Documents. Lender shall have received all notices and documents required by Section 2.2(a) as a condition to the related advance.

(d)    Material Adverse Change. There shall have occurred no change in the business, assets, operations or conditions (financial or otherwise) of any Obligor since December 31, 2017, which caused or could reasonably be expected to cause a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

From the Agreement Date, and so long as this Agreement is in effect and until final payment in full of the Obligations, the termination of the Revolving Loan Commitment and the performance of all other obligations of all Obligors under this Agreement and each other Loan Document, Borrower will, and will cause each other Obligor and each Subsidiary to:

5.1    General Covenants.

(a)    Payment of Taxes and Claims. Pay and discharge as the same become due and payable (i) all lawful Taxes imposed upon it, its income or profits or upon any of its property before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, could reasonably be expected to have a Material Adverse Effect; provided, however, that such Person shall not be required to cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves in accordance with Accounting Principles or SAP, as applicable, shall be established with respect thereto; provided, further, such Person shall pay such Tax, charge or claim (A) before any property subject thereto shall be sold to satisfy a Lien (if the property subject to such Lien is not subject to a Bank Lien), and (B) before any property subject thereto shall be subject to a Lien (other than a Permitted Lien) to secure such Tax, assessment or claim (if the property which may be subject to such Lien is subject to a Bank Lien) (ii) all lawful claims which, if unpaid or not disputed or bonded over, would by Law become or be secured by a Lien upon its property, and (iii) all Debt as and when due, but subject to any subordination provisions applicable to such Debt.

(b)    Maintenance of Existence. Do all things necessary to preserve and keep in full force and effect its existence as a corporation, limited liability company, partnership, insurance company or other entity type, as appropriate.

(c)    Preservation of Property. Keep its properties which are necessary to continue business, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with all material leases to which it is a party or under which it occupies or uses property so as to prevent any material loss or forfeiture thereunder.

(d)    Compliance with Applicable Laws. Comply in all respects with the requirements of all applicable Laws and orders of any Governmental Authority, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(e)    Licenses. Obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of the business of such Person, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

5.2    Accounts, Reports and Other Information. Maintain a system of accounting in accordance with Accounting Principles or SAP, as applicable, and in conformity with the applicable requirements of any Governmental Authority, and Borrower shall furnish, or cause each Obligor and each Subsidiary to be furnished, to Lender the following:

(a)    Annual Financial Statements. As soon as available, but in any event within one hundred eighty days after the last day of each fiscal year of Borrower (commencing with the fiscal year ended March 31, 2019), annual internally prepared Financial Statements of Borrower in format substantially similar to the Financial Statements provided to Lender prior to the Agreement Date, showing the consolidated financial condition and results of operations of Borrower as of, and for the year ended on, such last day (subject to year-end adjustment), which shall include: (A) an income statement for the fiscal year through such last day, prepared in accordance with Accounting Principles; (B) a certificate of the chief financial officer, chief accounting officer or other chief executive officer of Borrower, which certificate shall state that said Financial Statements have been prepared in accordance with Accounting Principles and present fairly, in all material respects, the financial condition of Borrower and its results of operations, subject to normal year-end adjustments and the absence of footnotes, as applicable; and (C) a description of all material Contingent Debt and Off-Balance Sheet Liabilities of Borrower.

(b)    Quarterly Financial Statements. Within seventy-five days after the last day of each of the first three fiscal quarters of Borrower beginning with the fiscal quarter ending on September 30, 2018, (A) internally prepared Financial Statements in format substantially similar to the Financial Statements provided to Lender prior to the Agreement Date, showing the unconsolidated financial condition and results of operations of Borrower as of, and for the quarter ended on, such last day (subject to year-end adjustment), which shall include an income statement and a cash flow statement for the fiscal year through such last day, prepared in accordance with Accounting Principles; (B) a certificate of the chief financial officer or chief executive officer of Borrower, which certificate shall state that said Financial Statements have been prepared in accordance with Accounting Principles and present fairly, in all material respects, the financial condition of Borrower and its results of operations, subject to normal year-end adjustments and the absence of footnotes, as applicable; and (C) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower.

(c)    Compliance Certificate. Within seventy-five days after the end of each of the first three fiscal quarters and within ninety days after the end of the last fiscal quarter of Borrower, a Compliance Certificate executed by an Authorized Signatory who is the chief financial officer or chief executive officer of Borrower.

(d)    Notice of Default. Promptly upon becoming aware of the happening of any condition or event which constitutes an Event of Default or Default, a written notice specifying the nature and period of existence thereof and what action it is taking and propose to take with respect thereto.

(e)    Notice of Litigation. Promptly upon becoming aware of the existence of any Litigation (but no later than thirty days after the filing thereof) involving any Obligor or any Subsidiary, (i) which could reasonably be expected to involve its payment of 5% or more of Total Adjusted Capital (net of reinsurance or insurance coverage issued by unrelated third parties), or (ii) which, under normal operating standards, could reasonably be expected to result in a reserve being established in excess of 5% or more of Total Adjusted Capital (net of reinsurance or insurance coverage issued by unrelated third parties), a written notice describing such Litigation.

(f)    Notice of Claimed Default. Promptly upon becoming aware that the holder of any note or any evidence of indebtedness or other security or payee of any obligation in an amount of 5% or more of Total Adjusted Capital has given written notice or commenced an enforcement action, suit or proceeding with respect to a claimed default or event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what action it is taking or proposes to take with respect thereto.

(g)    Material Adverse Effect. Promptly upon the occurrence or knowledge of the existence thereof, written notice describing a condition, situation or event that has or could reasonably be expected to have a Material Adverse Effect.

(h)    Requested Information.

(i)    Subject to any confidentiality obligations of Borrower, whether by contract or otherwise, and to provisions of any Law prohibiting such disclosure, with reasonable promptness, such other data, including any management reports to the Board of Directors of any Obligor or any Subsidiary, and information as from time to time may be reasonably requested by Lender.

(ii)    Subject to any confidentiality obligations of Borrower, whether by contract or otherwise, and to provisions of any Law prohibiting such disclosure, with reasonable promptness, use commercially reasonable efforts to provide Lender such other data and information as reasonably requested by Lender.

(i)    Subsidiary Information. Such financial reports or similar information with respect to any Subsidiary or Permitted Portfolio Company within five (5) Business Days of receipt thereof.

5.3    Inspection. (a) If no Event of Default exists, upon ten Business Days’ prior notice by Lender, and not more than once per calendar quarter, and (b) if an Event of Default exists, upon three Business Days prior notice by Lender, permit Lender or any representatives of Lender to visit and inspect during normal business hours any of Borrower’s or any Subsidiary’s properties, to examine all books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts with its officers, employees and Auditors (and by this provision Borrower authorizes Auditors to discuss with Lender and its representatives the affairs, finances and accounts of Borrower and its Subsidiaries). All costs and expenses of Lender related to each inspection conducted when (i) an Event of Default does not exist shall be at Lender’s sole expense, and (ii) an Event of Default exists shall be a part of the Obligations and paid by Borrower to Lender within ten Business Days after written demand by Lender.

5.4    Compliance with ERISA. Comply with ERISA in all material respects, and (a) at all times make contributions within the time limits imposed by Law to meet the minimum funding standards set forth in ERISA with respect to any Plan to the extent such failure to meet such standards could reasonably be expected to have a Material Adverse Effect or, if applicable, to avoid any withdrawal liability with respect to any “multiemployer plan” (as defined in Section 4001 of ERISA) or failure to make minimum contributions in accordance with an applicable collective bargaining agreement that could reasonably be expected to have a Material Adverse Effect; (b) notify Lender as soon as reasonably practicable of any fact which it knows, including but not limited to any Reportable Event, arising in connection with any Plan which could reasonably be expected to result in termination thereof (other than a standard termination) or for the appointment by a Governmental Authority of a trustee to administer the Plan; and (c) furnish to Lender upon such request such additional information concerning any Plan as Lender may reasonably request.

5.5    Material Obligations. Borrower will, will cause each Subsidiary to and will use commercially reasonable efforts to cause each Permitted Portfolio Company to, pay and perform its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.6    Maintenance of Priority of Bank Liens. Upon the request of Lender from time to time it shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, pledge agreements, security agreements, control agreements and other agreements, documents, instruments, and certificates as Lender reasonably may deem necessary or appropriate in order to perfect and maintain the Bank Liens (and the priority thereof) in favor of Lender and preserve and protect the rights of Lender in respect of the Collateral.

5.7    Indemnity. BORROWER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS LENDER AND EACH OF ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE (INCLUDING SUCH AFFILIATES’) OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, SHAREHOLDERS AND CONSULTANTS OF EACH OF THE FOREGOING (COLLECTIVELY, “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE REASONABLE ATTORNEY COSTS FOR SUCH INDEMNITEES IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND WHETHER BASED ON ANY FEDERAL, STATE, OR LOCAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITABLE CAUSE, OR ON CONTRACT, TORT OR OTHERWISE, OR ARISING FROM OR CONNECTED WITH THE PAST, PRESENT OR FUTURE OPERATIONS OF BORROWER OR ANY SUBSIDIARY OR

THEIR RESPECTIVE PREDECESSORS IN INTEREST, OR THE PAST, PRESENT OR FUTURE ENVIRONMENTAL CONDITION OF PROPERTY OF BORROWER OR ANY SUBSIDIARY), IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING OR ATTENDANT THERETO, THE FUNDING OF ANY REVOLVING BORROWING, INCLUDING IN CONNECTION WITH, OR AS A RESULT OF, ANY NEGLIGENCE OF LENDER (OTHER THAN THOSE MATTERS RAISED EXCLUSIVELY BY A PARTICIPANT AGAINST LENDER OR ANY AFFILIATE OF LENDER AND NOT BORROWER) OR ANY OTHER INDEMNITEE, OR THE USE OR INTENDED USE OF THE PROCEEDS OF ANY REVOLVING BORROWING, OR IN CONNECTION WITH ANY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING ANY CLAIM OR LIABILITY TO THE EXTENT THAT IT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION (COLLECTIVELY, “INDEMNIFIED MATTERS”). IN ADDITION, BORROWER SHALL PERIODICALLY, UPON REQUEST, REIMBURSE EACH INDEMNITEE FOR ITS REASONABLE LEGAL AND OTHER ACTUAL EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION WITH ANY INDEMNIFIED MATTER. THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS UNDER THIS SECTION 5.8 SHALL BE IN ADDITION TO ANY LIABILITY WHICH BORROWER MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF BORROWER, LENDER AND ALL OTHER INDEMNITEES. IF A COURT OF COMPETENT JURISDICTION ISSUES A NON-APPLICABLE JUDGMENT THAT BORROWER HAD NO OBLIGATION PURSUANT TO THIS SECTION 5.8 TO PAY AN AMOUNT PREVIOUSLY PAID BY BORROWER TO AN INDEMNITEE PURSUANT TO THIS SECTION 5.8, SUCH INDEMNITEE SHALL PAY TO BORROWER THE AMOUNT RECEIVED BY SUCH INDEMNITEE, TO THE EXTENT SUCH AMOUNT WAS HELD BY SUCH COURT TO NOT BE PAYABLE BY BORROWER PURSUANT TO THIS SECTION 5.8. THIS SECTION 5.8 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATIONS.

5.8    Further Assurances. Promptly upon reasonable request by Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent not prohibited by Applicable Law, subject any Obligor’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Loan Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Obligor or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

ARTICLE VI

NEGATIVE COVENANTS

From the Agreement Date and so long as this Agreement is in effect and until final payment in full of the Obligations, and the termination of the Revolving Loan Commitment and the performance of all other obligations of all Obligors under this Agreement and each other Loan Document:

6.1    Fixed Charges Coverage Ratio. Borrower shall not permit the Fixed Charges Coverage Ratio to be less than [***] to 1.00, as at the last day of each fiscal quarter of Borrower.

6.2    Total Adjusted Capital. Borrower shall not permit the aggregate Total Adjusted Capital to be less than the greater of (a) the amount required for the Risk-Based Capital Ratio of Borrower to equal [***]% and (b) an amount equal to [***] times the Outstanding Amount, in each case, as at the last day of each fiscal quarter.

6.3    Limitation on Debt. Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Debt except Permitted Debt; provided, that Debt of Subsidiaries of Borrower which are Permitted Portfolio Companies shall not be restricted so long as such Debt is not guaranteed by Borrower or any other Obligor (other than the applicable Permitted Portfolio Company) other than guarantees in favor of Lender.

6.4    Limitation on Liens. Borrower shall not, and shall not permit any Subsidiary to, create or suffer to be created or to exist any Lien upon (a) any of its properties or assets (other than capital stock and other Equity Interest subject to a Bank Lien) except Permitted Liens, (b) any capital stock or other Equity Interest of any Subsidiary which is subject to a Bank Lien except Liens for Taxes due and payable if (i) levy on such Equity Interest and execution on such Lien is stayed, (ii) the aggregate amount secured by such Lien is not greater than 5% or more of Total Adjusted Capital, and (iii) such Lien is discharged within sixty days after the relevant Governmental Authority has taken such action as may be required by applicable Law to give public notice of the attachment and perfection of such Lien and its enforceability against other creditors of the applicable Obligor or (c) Liens on the assets of a Permitted Portfolio Company which secures the Debt described in the proviso to Section 6.3.

6.5    Issuance of Stock; Negative Pledge. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any of such Subsidiary’s Equity Interests, except (a) Liens created pursuant to (i) the Loan Documents, (ii) Laws (which Liens pursuant to such Laws secure only the Obligations), or (iii) Liens for Taxes due and payable if (A) levy on such Equity Interest and execution on such Lien is stayed, (B) the aggregate amount secured by such Lien is not greater than 5% or more of Total Adjusted Capital, and (C) such Lien is discharged within sixty days after the relevant Governmental Authority has taken such action as may be required by applicable Law to give public notice of the attachment and perfection of such Lien and its enforceability against other creditors of the applicable Obligor, (b) the issuance or sale of Equity Interests of Subsidiaries of Borrower (provided that such Person was a Subsidiary prior to giving effect to such issuance or sale) to Borrower or a wholly-owned Subsidiary, and (c) the issuance or sale of Equity Interests of Subsidiaries constituting profits interests to management of Borrower or a Subsidiary. Borrower shall not, and shall not permit any Obligor or any Subsidiary to, permit to exist any agreement (except as provided in a Loan Document and in provisions of Applicable Law) that prohibits, restricts or creates a condition to the ability of any Obligor or any other Person to grant to Lender a security interest (which shall be a perfected first priority security interest) in any security or other Equity Interest of any Subsidiary.

6.6    Acquisition of Assets. Borrower shall not, and shall not permit any Subsidiary to, acquire any assets, property or business of any Person, or participate in any joint venture, or create or acquire any Subsidiary, except (a) assets acquired in the ordinary course of business, and (b) Investments permitted by Sections 6.12 and 6.14, (c) the creation of Subsidiaries or the investment in Permitted Portfolio Companies the equity of which is pledged to Lender on terms reasonably acceptable to Lender, (d) Investments in Borrower’s “platform” investments as described in Borrower’s management presentation or (e) Investments funded solely by capital contributed to Borrower by the members of Borrower.

6.7    Disposition of Assets. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, Dispose of all or any portion of any of its properties (including any Equity Interest of any Subsidiary) and assets except (a) assets (other than Investments of Borrower or any other Obligor) Disposed of in the ordinary course of business to Persons who are not Affiliates of Borrower, (b) Investments (other than Equity Interests subject to a Bank Lien) Disposed of in accordance with the investment policy of Borrower and (c) other Dispositions of assets; provided, the aggregate net proceeds (or if such Disposition does not result in net proceeds, the book value of such asset) of all such Dispositions does not exceed 5% or more of Total Adjusted Capital in any calendar year. Dispositions of Equity Interest of Borrower shall not be restricted by this Section 6.7 if no Event of Default under Section 8.1(m) exists after giving effect to such Disposition.

6.8    Merger and Consolidation. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly consolidate with or merge into any other Person, or permit any other Person to consolidate with or merge into it; provided, (a) any Subsidiary may merge with any other Subsidiary; provided, if any Equity Interest of either of such Subsidiaries is subject to a Bank Lien, all Equity Interest of the surviving entity shall be subject to a Bank Lien (which Lien shall be perfected and first priority), and (b) Borrower and any Subsidiary may merge if Borrower is the surviving entity.

6.9    Dividends. Borrower shall not without the prior written consent of Lender, which consent shall not be unreasonably withheld, (a) declare or pay any Dividend, other than distributions of the proceeds of the capital contributions to Borrower by Bain Capital (or an Affiliate thereof) which are not used to fund investments in Permitted Portfolio Companies or (b) permit any Subsidiary to acquire any Equity Interest of Borrower.

6.10    Restrictive Agreements. Borrower shall not, shall not permit any Subsidiary to and shall use commercially reasonable efforts to ensure that no Permitted Portfolio Company does, enter into or be subject to any Restrictive Agreement other than (a) this Agreement and any other Loan Document, (b) provisions of Applicable Law, (c) agreements between or among Borrower, any Subsidiary and any Governmental Authority, complete copies of which agreements have been delivered to Lender, (d) customary restrictions and conditions contained in agreements related to the sale of the Equity Interests or property of a Subsidiary that is to be sold and such sale is permitted hereunder, (e) with respect to clause (a)(iii) of the definition of Restrictive Agreements, customary provisions in leases or other contracts restricting the assignment thereof and (f) Restrictive Agreements related to permitted debt of a Permitted Portfolio Company or entered into in connection with the acquisition of a Permitted Portfolio Company.

6.11    Assignment. Borrower shall not, and shall not permit any Obligor or any Subsidiary to, directly or indirectly, assign or transfer, or attempt to do so, any rights, duties or obligations under the Loan Documents.

6.12    Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary to, carry on any transaction with any Affiliate that is not a member of Borrower Group except at arm’s length or in compliance with applicable state law and regulations and a management agreement which pays reasonable amounts in lieu of directors’ fees; provided that Borrower may loan the proceeds of capital contributions to Borrower by [***] (or an Affiliate thereof) which are not used to fund investments in Permitted Portfolio Companies to Borrower’s existing members in lieu of making distributions of such amounts.

6.13    Business. Borrower shall not conduct any business other than to acquire and hold ownership of capital stock and other Equity Interests of its Subsidiaries and other entities and other activities incidental to Borrower being a holding company for Subsidiaries and other entities engaged in business operations.

6.14    Use of Proceeds. Borrower shall not use the proceeds of any Loan for any purpose other than (i) to [***], (ii) to [***], including transaction expenses in respect thereof, and (iii) to pay transaction costs related to this Agreement.

6.15    Sanctions. Borrower shall not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available any portion of the Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender or otherwise) of Sanctions.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants, and covenants, as follows:

7.1    Organization and Qualification. Each Obligor, each Subsidiary and to the knowledge of Borrower, each Permitted Portfolio Company (a) is a corporation, limited partnership, limited liability company or insurance corporation, respectively, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly licensed and in good standing as a foreign corporation, limited partnership, limited liability company or insurance corporation, respectively, in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing as such except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (c) possesses all requisite corporate, limited partnership, limited liability company, insurance corporation and other necessary power, authority and legal right, to execute, deliver and comply with the terms of the Loan Documents to be executed by it, and for which no approval or consent of any Governmental Authority (including any Insurance Regulator) which has not been obtained is required. No proceeding is pending for the forfeiture of any such Obligor’s or any such Subsidiary’s or any Permitted Portfolio Company’s Organizational Documents or its dissolution.

7.2    Authorization; Validity. The board of directors, partners, managers or other appropriate governance body of each Obligor and each Subsidiary have duly authorized the execution and delivery of the Loan Documents to which such Obligor or such Subsidiary is a party and the performance of their respective terms. No consent of the stockholders, partners, members or other equity holders of any Obligor or any Subsidiary is required as a prerequisite to the validity and enforceability of any Loan Document, other than consents that have been obtained. Each Obligor and each Subsidiary has full corporate, partnership, limited liability company, and other power, authority and legal right to execute and deliver and to perform and observe the provisions of all Loan Documents to which such Obligor or such Subsidiary is a party. Each of the Loan Documents is the legal, valid and binding obligation of each Obligor and each Subsidiary which is a party thereto, enforceable in accordance with its respective terms, subject as to enforcement of remedies to any applicable Debtor Relief Laws and general principals of equity (regardless of whether considered in a proceeding in equity, at law or otherwise).

7.3    Capitalization. The issued and outstanding capital stock, partnership interest, limited liability company interest and other Equity Interest of Borrower and each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of the preemptive rights of any Person. Schedule 7.3 sets forth the correct name as set forth in the currently effective Organizational Documents, the respective jurisdiction of organization, the authorized capital stock, partnership interest, limited liability company interest and other Equity Interest, the issued and outstanding capital stock, partnership interest, limited liability company interest and other Equity Interest, and the percentage ownership (by class of Equity Interest) of Borrower and each Subsidiary. Except as described on Schedule 7.3, neither Borrower nor any Subsidiary has outstanding any securities convertible into or exchangeable for its capital stock, partnership interest, limited liability company interest, or other Equity Interest or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or other Equity Interest other than those set forth on Schedule 7.3. Borrower has no Subsidiaries other than those set forth on Schedule 7.3.

7.4    Financial Statements. All financial statements of Borrower heretofore furnished to Lender are complete and correct in all material respects and prepared in accordance with Accounting Principles and fairly present the financial condition of the Persons described therein as of the dates indicated and for the periods involved, subject to normal year-end adjustments and the absence of footnotes, as applicable. With respect to Borrower, such financial statements were prepared on an unconsolidated basis. There are no Contingent Debts, liabilities for Taxes which if not paid would result in a Material Adverse Change, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, any of which are material in amount in relation to the financial condition of Borrower or any Subsidiary, except as disclosed on such financial statements. The description of all Off-Balance Sheet Liabilities of Borrower and Subsidiaries heretofore furnished to Lender is complete and correct in all material respects. Since the date of the most recent quarterly Financial Statements described in Section 4.1(n), there has been no Material Adverse Change. Neither Borrower nor any Subsidiary has any obligation with respect to any Off-Balance Sheet Liability except as described in Schedule 7.4.

7.5    Compliance With Laws and Other Matters. None of any Obligor or any Subsidiary is, nor will the execution, delivery and performance and compliance with the terms of the Loan Documents cause any Obligor or any such Subsidiary to be, (a) in violation of its Organizational Documents, (b) in violation of any Law in any respect which could reasonably be expected to have any Material Adverse Effect, (c) in violation of any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (d) in default under any Material Contract, or (e) in default (nor has any event occurred which, with notice or lapse of time or both, could reasonably be expected to constitute a default) under any other agreement to which any Obligor or any such Subsidiary is a party or it or its property is subject, which could reasonably be expected to have a Material Adverse Effect.

7.6    Litigation. There is no Litigation pending against, or, to Borrower’s knowledge, threatened in writing against Borrower, any other Obligor or any Subsidiary, or in any other manner relating directly and adversely to Borrower, any other Obligor or any Subsidiary, or any of their respective properties, in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to with respect to Litigation other than Insurance Litigation, result in a judgment against or liability of Borrower or any Subsidiary in an amount equal to or greater than 5% or more of Total Adjusted Capital (net of insurance issued by unrelated third parties), or have a Material Adverse Effect except as is set forth on Schedule 7.6. There are no outstanding or unpaid final judgments against Borrower or any Subsidiary. Schedule 7.6 sets forth a true and complete list of all Existing Litigation.

7.7    Debt. Schedule 7.7 sets forth a true and complete list of all Existing Debt in the principal amount (as to each separate item of Debt) equal to or greater than $250,000, in each case showing the aggregate principal amount thereof, the name of the lender in respect thereof and the name of the respective borrower and any other entity which has directly or indirectly Guaranteed or secured such Debt.

7.8    Investments. Schedule 7.8 sets forth a true and complete list of all Existing Investments of each Obligor.

7.9    Title to Properties. Each Obligor, each Subsidiary and to Borrower’s knowledge, each Permitted Portfolio Company have (a) full corporate, partnership, limited liability company and insurance corporation, as appropriate, power, authority and legal right to own and operate the properties which it now owns, and to carry on the lines of business in which it is now engaged, and (b) good and marketable title to its owned properties, subject to no Lien of any kind, except Permitted Liens.

7.10    Leases. Each Obligor, each Subsidiary and to Borrower’s knowledge, each Permitted Portfolio Company enjoy peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets the loss of possession of which could reasonably be expected to have a Material Adverse Effect. All such leases are valid and subsisting and are in full force and effect.

7.11    Taxes. Each Obligor, each Subsidiary and to Borrower’s knowledge, each Permitted Portfolio Company have filed all federal, state and other income tax returns which are required to be filed and has paid all Taxes as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due except to the extent that failure to file such returns or pay such Taxes would not result in a Material Adverse Change. All Tax liabilities of each Obligor, each Subsidiary and to Borrower’s knowledge, each Permitted Portfolio Company are adequately provided for on the books of such Obligor, such Subsidiary and such Permitted Portfolio Company, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, except such Taxes being contested in good faith by appropriate proceedings. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of any Obligor or any Subsidiary, threatened by any Governmental Authority regarding any Taxes relating to such Obligor or such Subsidiary. None of any Obligor, any Subsidiary or any Permitted Portfolio Company has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of such Obligor, such Subsidiary or such Permitted Portfolio Obligation, or is aware of any circumstances that would cause the taxable years or other taxable periods of such Obligor, such Subsidiary, or such Permitted Portfolio Company not to be subject to the normally applicable statute of limitations.

7.12    Use of Proceeds.

(a)    Proceeds of the Loan shall be used by Borrower to (i) [***], (ii) to [***], including, transaction expenses in respect thereof and (iii) pay transaction costs related to this Agreement.

(b)    No proceeds of any portion of the Loan will be used for any purpose other than as set forth in Section 7.12(a) and other purposes not in violation of Applicable Law or any Loan Document.

(c)    None of any Obligor, any Subsidiary or to the knowledge of Borrower, any Permitted Portfolio Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any portion of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the assets of any Obligor or any Subsidiary are margin stock. None of any Obligor or any Subsidiary or any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

7.13    Possession of Franchises, Licenses, Etc. Each Obligor, each Subsidiary and to Borrower’s knowledge, each Permitted Portfolio Company possess all franchises, certificates, licenses, permits and other authorizations from all Governmental Authorities, free from burdensome restrictions, that (a) are necessary for the ownership, maintenance and operation of its properties and assets, and (b) the loss of possession of which could reasonably be expected to have a Material Adverse Effect, and neither any Obligor, any Subsidiary nor to the knowledge of Borrower, any Permitted Portfolio Company is in violation of any thereof. To the knowledge of Borrower, (a) no such franchise, certificate, license, permit or other authorization described in the preceding sentence is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (b) there is no sustainable basis for such a suspension, revocation or limitation, and (c) no such suspension, revocation or limitation is threatened by any relevant Governmental Authority. Schedule 7.13 lists, as of the Agreement Date, all of the jurisdictions in which each Obligor and each Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulators), permits or authorizations to transact business. None of any Obligor, any Subsidiary, any direct holder of any Equity Interest of Borrower, or any officer or employee of any of the foregoing or, to the knowledge of Borrower, any Permitted Portfolio Company or any officer or employee thereof, is subject to any Regulatory Order which could reasonably be expected to have a Material Adverse Effect.

7.14    Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Lender by or on behalf of any Obligor or any Subsidiary in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they are made, not misleading; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time. As of the date hereof, there is no fact known to Borrower, any other Obligor or any Subsidiary and not known to the public generally which could reasonably be expected to result in a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to Lender by or on behalf of Borrower, any other Obligor or any Subsidiary prior to the date hereof in connection with the transactions contemplated hereby.

7.15    ERISA. Schedule 7.15 identifies each Plan and each “multiemployer plan” to which any Obligor, any Subsidiary or, to the belief of Borrower, any ERISA Affiliate thereof has any obligation to contribute. None of any Obligor, any Subsidiary or, to the belief of Borrower, any ERISA Affiliate has (a) failed to satisfy the minimum funding standards with respect to any Plan, failed to make contributions to any “multiemployer plan” that are required under the terms of a collective bargaining agreement or incurred any withdrawal liability with respect to any “multiemployer plan”, or (b) incurred any material liability to the PBGC in connection with any Plan established or maintained by it. No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in a Material Adverse Change. No Plan is in the process of termination.

7.16    Restrictive Agreements. Neither any Obligor, any Subsidiary nor, to the knowledge of Borrower, any Permitted Portfolio Company has entered into or is subject to any Restrictive Agreement that would be in contravention of Section 6.11.

7.17    Intellectual Property, Etc. Each Obligor, each Subsidiary and to Borrower’s knowledge, each Permitted Portfolio Company have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of its businesses as presently conducted and as proposed to be conducted. Borrower does not believe that any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Obligor or any Subsidiary infringes in any material respect upon any rights held by any other Person.

7.18    Labor Relations, Collective Bargaining Agreements. None of any Obligor, any Subsidiary nor, to the knowledge of Borrower, any Permitted Portfolio Company is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (a) no significant unfair labor practice complaint pending against any Obligor or any Subsidiary or, to the knowledge of Borrower, threatened in writing against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is now pending against any Obligor or any Subsidiary or, to the knowledge of Borrower, threatened in writing against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against any Obligor or any such Subsidiary or, to the knowledge of Borrower, threatened in writing against any Obligor or any such Subsidiary and (c) to the knowledge of each Obligor and each such Subsidiary, no union representation question exists with respect to the employees of any Obligor or any such Subsidiary, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect. Neither Borrower, any Subsidiary nor, to the knowledge of Borrower, any Permitted Portfolio Company is a party to any collective bargaining agreement with respect to employees of such Person.

7.19    Regulatory Acts. Neither any Obligor, any Subsidiary nor, to the knowledge of Borrower, any Permitted Portfolio Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Act of 2005, the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System and applicable insurance Laws) which regulates the incurring by any Obligor or any Subsidiary of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

7.20    Solvency. Each Obligor and each Subsidiary is, and Borrower and Subsidiaries on a consolidated basis are, Solvent (both before and after giving effect to the transactions the subject of the Loan Documents). No Obligor is entering into any Loan Document to which such Obligor is a party or its property is subject with the intent of hindering, delaying or defrauding any creditor.

7.21    No Default. No Default or Event of Default exists or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

7.22    Environmental Matters.

(a) The properties owned, operated or leased by each Obligor and each Subsidiary (the “Properties”) do not, to the knowledge of Borrower, contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(b)    All Environmental Permits have been obtained and are in effect with respect to the Properties and operations of each Obligor and each Subsidiary, and the Properties and all operations of each Obligor and each Subsidiary are in compliance, and have been in compliance, with all Environmental Laws and all necessary Environmental Permits, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(c)    None of any Obligor or any Subsidiary has received any notice of an Environmental Claim in connection with the Properties or the operations of such Obligor or such Subsidiary or with regard to any Person whose liabilities for environmental matters such Obligor or such Subsidiary has retained or assumed, in whole or in part, contractually, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor does any Obligor or any Subsidiary have knowledge that any such notice will be received or is being threatened;

(d)    To the knowledge of Borrower, Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law, nor has any Obligor or any Subsidiary retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

7.23    Sanctions. No Obligor, nor any Subsidiary, nor, to the knowledge of any Obligor or any Subsidiary, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is any Obligor or any Subsidiary located, organized or resident in a Designated Jurisdiction.

7.24    Liens in Favor of Landlord. There are no statutory or contractual Liens over the personal property of any of Borrower or any other Obligor in favor of any lessor of the real property where the chief executive office and records of Borrower and each other Obligor.

7.25    Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made (a) at and as of the Agreement Date, and (b) at and as of the date of the making of each Revolving Borrowing, and each shall be true and correct in all material respects when made, except to the extent applicable to a specific date. All such representations and warranties shall survive until the indefeasible payment of all Obligations, and shall not be waived by the execution by Lender of this Agreement, any investigation or inquiry by Lender as to any matter related to the Loan Documents or Borrower Group, or by the making of any portion of the Loan under this Agreement.

ARTICLE VIII

DEFAULT

8.1    Event of Default. The term “Event of Default” as used herein, means the occurrence and continuance of any one or more of the following events (including the passage of time, and/or the happening of any further condition, event or act, if any, specified therefor):

(a)    Payments. The failure or refusal of Borrower to pay (i) any part of the Obligations or other amounts payable by an Obligor pursuant to the Loan Documents (other than the part of the Obligations described in clause (ii)) within five days after the same becomes due, or (ii) any amount of principal of or interest on any portion of the Loan on or before the date such payment is due; provided, that, receipt by Lender of a payment of principal or interest on the due date after 11:00 a.m. shall not be an Event of Default if such payment is in the amount then due and payable and is in immediately available funds.

(b)    Certain Covenants. The failure or refusal of any Obligor or any Subsidiary punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in Article VI (other than Sections 6.5, 6.6, 6.8, 6.13 and 6.15) or Sections 5.3, 5.6 or 5.8.

(c)    Other Covenants. The failure or refusal of any Obligor or any Subsidiary punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in Article V (other than Section 5.3, 5.6, or 5.8) or Sections 6.5, 6.6, 6.8, 6.13 or 6.15 or in any of the Loan Documents (other than covenants to pay the Obligations referenced in Section 8.1(a) and those referenced in Sections 8.1(b)) and such failure shall not have been remedied within twenty Business Days after the first to occur of (A) the date of receipt by Borrower of notice thereof from Lender, and (B) the first date on which Borrower had actual knowledge of such failure.

(d)    Voluntary Debtor Relief. Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(d), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) admit in writing its inability, or be generally unable, to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing. Any Permitted Portfolio Company shall (i) voluntarily commence any proceeding or file, any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition, described in Section 8.1(d), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Permitted Portfolio Company for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) admit in writing its inability, or be generally unable, to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing, and, in each case, such action would cause, on a pro-forma basis, a breach of the covenant contained in Section 6.2.

(e)    Insurance Regulation. (i) Any Insurance Regulator or other Governmental Authority of any state intervenes in the management of the business or operations of, or issues an order of supervision or rehabilitation with respect to, (A) Borrower or any Subsidiary and such intervention or order is not stayed or reversed within one hundred and twenty days or (B) any Permitted Portfolio Company and such intervention or order is not stayed or reversed within one hundred and twenty days and would reasonably be expected to cause, on a pro-forma basis, a breach of the covenant contained in Section 6.2, or (ii) Borrower or any Subsidiary facilitates or takes any affirmative action with the intention of facilitating such intervention, in each case that would reasonably be expected to result in a Material Adverse Effect.

(f)    Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Subsidiary, its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Subsidiary for a substantial part of its assets, and, with respect to any such case in which Borrower or such Subsidiary or its property is the subject of such proceeding, such proceeding or petition shall continue undismissed for sixty days or an order or decree approving or ordering any of the foregoing shall be entered. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Permitted Portfolio Company, its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Permitted Portfolio Company for a substantial part of its assets, and, with respect to any such case in which such Permitted Portfolio Company or its property is the subject of such proceeding, such proceeding or petition shall continue undismissed for sixty days or an order or decree approving or ordering any of the foregoing shall be entered and such proceeding would reasonably be expected to cause, on a pro-forma basis, a breach of the covenant contained in Section 6.2.

(g)    Government Regulation.

(i)    Any Governmental Authority issues any order (including a Regulatory Order) or makes any determination as to any Obligor or any Subsidiary that limits or restricts the ordinary course of business operations of such Person or any officer or employee of such Person which would reasonably be expected to result in a Material Adverse Effect, and such order is not stayed or reversed within one hundred and twenty days.

(ii)    Any Governmental Authority issues any order (including a Regulatory Order) or makes any determination as to any Permitted Portfolio Company that limits or restricts the ordinary course of business operations of such Person or any officer or employee of such Person which would reasonably be expected to cause, on a pro-forma basis, a breach of the covenant contained in Section 6.2 and such order is not stayed or reversed within one hundred and twenty days.

(h)    Judgments. Borrower or any Subsidiary shall have rendered against it a money judgment as finally determined by a court of competent jurisdiction with respect to any Litigation, arbitration or mediation, in an amount equal to or greater than 5% or more of the aggregate Surplus of the Borrower Group (net of insurance issued by unrelated third parties), or which would reasonably be expected to result in a Material Adverse Effect.

(i)    Other Debt. (i) Borrower or any Subsidiary shall default (A) in the payment of principal of or interest on any Debt in an aggregate amount, together with all other Debt as to which a default exists, in excess of 5% or more of the aggregate Surplus of the Borrower Group, or (B) in the performance of any other covenant, term or condition contained in any agreement with respect to such Debt and (1) such default shall continue beyond any grace period with respect to such payment or performance and (2) the effect of such default is to cause or permit the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt (or any portion thereof) to become due, prepaid, redeemed or purchased prior to its date of maturity, or (ii) any event shall occur which either causes or permits the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt (or any portion thereof) to become due, prepaid, redeemed or purchased prior to its date of maturity.

(j)    Other Obligations. Borrower or any Subsidiary shall default in the payment or performance of any Cash Management Obligation or Swap Obligation, beyond any notice and cure periods, which would reasonably be expected to result in a Material Adverse Effect.

(k)    Misrepresentation. Any representation, warranty, certification or statement of fact made by or on behalf of any Obligor or any Subsidiary in the Loan Documents shall prove to have been incorrect when made or deemed made (i) in any material respect (if such representation, warranty, certification or statement of fact is not qualified as to materiality), or (ii) in any respect (if such representation, warranty, certification or statement of fact is qualified as to materiality).

(l)    ERISA. Any Reportable Event under any Plan, the occurrence of any withdrawal liability by any Obligor, any Subsidiary or any ERISA Affiliate with respect to any “multiemployer plan”, or the appointment by an appropriate Governmental Authority of a trustee to administer any Plan, or the termination of any Plan within the meaning of Title IV of ERISA, or any failure to satisfy the minimum funding standards within the meaning of ERISA under any Plan, or proceedings shall be instituted by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan which, in each case, would reasonably be expected to have a Material Adverse Effect.

(m)    Change of Control. A Change of Control shall occur, other than a Change of Control which results in [***] or an Affiliate thereof acquiring Control of Borrower.

(n)    Management. At any time, Matthew Popoli shall no longer be an officer of Borrower and directly involved in the business of Borrower.

(o)    Loan Documents. Any Loan Document shall at any time after its execution and delivery and for any reason, cease to be in full force and effect in or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof be contested by any Person party thereto (other than Lender or any Affiliate of Lender) or any Person (other than Lender or any Affiliate of Lender) shall deny in writing that it has any liability or any further liability or obligations under any Loan Document to which it is a party; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien in any Collateral.

8.2    Remedies. If an Event of Default exists:

(a)    With the exception of an Event of Default specified in Section 8.1(d) or (f), Lender may terminate the Revolving Loan Commitment and declare the principal of and interest on any or all of the Loans and the Obligations and other amounts owed under the Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.

(b)    Upon the occurrence of an Event of Default specified in Section 8.1(d) or (f), the Revolving Loan Commitment shall terminate and the principal of and interest on each of the Loans and the Obligations and other amounts owed under the Loan Documents shall thereupon and concurrently therewith become due and payable, all without any action by Lender, or any holder of any Note and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.

(c)    Lender and any Person acting for the benefit of Lender may exercise all of the post default rights granted to it under the Loan Documents or under Law.

(d)    The rights and remedies of Lender hereunder shall be cumulative and not exclusive.

8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after any Loan and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in the following order:

(a)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including amounts payable under Article III) payable to Lender (other than amounts payable to Lender pursuant to other provisions of this Section 8.3);

(b)    Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan;

(c)    Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan in such order as Lender elects in its discretion;

(d)    Fourth, to all other Obligations in such order as Lender elects in its discretion;

(e)    Fifth, to all other Secured Obligations in such order as Lender elects in its discretion; and

(f)    Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

ARTICLE IX

MISCELLANEOUS

9.1    Reliance by Lender. Lender and its officers, directors, employees, attorneys and agents shall be entitled to rely and shall be fully protected in relying on any writing, resolution, notice, consent, certificate, affidavit, letter, e-mail, statement, order, or other document or conversation reasonably believed by it or them in good faith to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinions of counsel selected or consented to by Lender.

9.2    Notices.

(a)    All notices and other communications under this Agreement (except in those cases where giving notice by telephone is expressly permitted) and the other Loan Documents shall be in writing and shall be deemed to have been given on the date personally delivered, when received if sent by electronic mail (including an attached PDF) to the electronic mail address set forth on Schedule 9.2, or three days after deposit in the mail, designated as certified mail, return receipt requested, postage prepaid, or one Business Day after being entrusted to a reputable commercial overnight delivery service, addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given if to Borrower, at the address specified on Schedule 9.2, and if to Lender, at the address specified on Schedule 9.2.

(b)    Any party hereto may change the address or electronic mail address, as applicable, to which notices shall be directed by giving ten days’ written notice of such change to the other party.

9.3    Expenses. Borrower shall promptly pay:

(a)    all reasonable costs, out-of-pocket expenses and Attorney Costs of Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of each Loan hereunder;

(b)    all reasonable costs, out-of-pocket expenses and Attorney Costs of Lender in connection with the administration of the transactions contemplated in this Agreement and the other Loan Documents and the preparation, negotiation, execution and delivery of any waiver, amendment or consent by Lender relating to this Agreement or the other Loan Documents; and

(c)    all costs, out-of-pocket expenses and Attorney Costs of Lender incurred for enforcement, collection, restructuring, refinancing and “work out”, or otherwise incurred in obtaining performance under the Loan Documents, and all costs and out of pocket expenses of collection if default is made in the payment of the Obligations, which in each case shall include without limitation fees and expenses of consultants and counsel for Lender and administrative fees for Lender.

9.4    Waivers. The rights and remedies of Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by Lender in exercising any right shall operate as a waiver of such right. Any waiver or indulgence granted by Lender shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by Lender at variance with the terms of the Agreement or any other Loan Document such as to require further notice by Lender of Lender’s intent to require strict adherence to the terms of the Agreement and each other Loan Document in the future. Any such actions shall not in any way affect the ability of Lender, in its discretion, to exercise any rights available to it under this Agreement, any other Loan Document or under any other agreement, whether or not Lender is a party thereto, relating to Borrower, any Subsidiary or any Obligor.

9.5    Determinations by Lender Conclusive and Binding. Any material determination required or expressly permitted to be made by Lender under this Agreement and each other Loan Document shall be made in its reasonable judgment, and shall when made, absent manifest error, be conclusive and binding on all parties.

9.6    Set Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the existence of an Event of Default, Lender and any subsequent holder of any Note or other Obligations, and any Assignee or Participant in any Note or other Obligations is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to set off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation certificates of deposit, in each case whether matured or unmatured) and any other Debt at any time held or owing by Lender or such holder, Assignee or Participant to or for the credit or the account of Borrower, against and on account of the Obligations and other liabilities of Borrower to Lender or such holder, Assignee or Participant, irrespective of whether or not (a) Lender or such holder, Assignee or Participant shall have made any demand hereunder, or (b) Lender or such holder, Assignee or Participant shall have declared the principal of and interest on any Loan and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by Lender or such holder, Assignee or Participant shall be applied pursuant to Section 8.3.

9.7    Assignment.

(a)    Neither Borrower nor any other Obligor may assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of Lender.

(b)    Lender may at any time sell participations in all or any part of any or all of the Revolving Loan Commitment and the Loan (collectively, “Participations”) to one or more Eligible Transferees (if no Event of Default exists at the time of the grant of the Participation) or Persons (if an Event of Default exists at the time of the grant of the Participation) (“Participants”); provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) (A) the extension of the due date for any payment of principal, interest or fees, (B) the extension of the Maturity Date, (C) any increase of the Revolving Loan Commitment, (D) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (E) a reduction of the rate of interest on the Loan which is subject to a Participation with such Participant; or (ii) the release of substantially all of the security for the Obligations. Notwithstanding the foregoing, Borrower agrees that the Participants shall be entitled to the benefits of Article VIII and Section 9.6 as though they were Lender. To the fullest extent it may effectively do so under Law, Borrower agrees that any Participant may exercise any and all rights of banker’s lien, set off and counterclaim with respect to its Participation as fully as if such Participant were the holder of the applicable Loan in the amount of its Participation.

(c)    Lender may assign to one or more Eligible Transferees (if no Event of Default exists at the time of the assignment) or Persons (if an Event of Default exists at the time of the assignment) (each, an “Assignee”) all of its rights and obligations under this Agreement and the other Loan Documents. From and after such assignment, such Assignee shall succeed to all rights and obligations of Lender under the Loan Documents; provided, that Lender shall retain all rights under Section 5.8.

(d)    Lender may, in connection with any assignment or Participation or proposed assignment or Participation pursuant to this Section 9.7, disclose to the Assignee or Participant or proposed assignee or participant, any information relating to any Obligor or any Subsidiary furnished to Lender by or on behalf of any such Person; provided, that Lender complies with Section 9.13.

(e)    Except as specifically set forth in this Section 9.7, nothing in this Agreement or any other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents.

9.8    Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile or attachment to electronic mail, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

9.9    Electronic Signatures and Electronic Records. Each party to this Agreement consents to the use of electronic and/or digital signatures by one or both parties. This Agreement, and any other documents requiring a signature hereunder, may be signed electronically or digitally in a manner specified solely by [***]. The parties agree not to deny the legal effect or enforceability of this Agreement solely because (i) the Agreement is entirely in electronic or digital form, including any use of electronically or digitally generated signatures, or (ii) an electronic or digital record was used in the formation of this Agreement or the Agreement was subsequently converted to an electronic or digital record by one or both parties. The parties agree not to object to the admissibility of this Agreement in the form of an electronic or digital record, or a paper copy of an electronic or digital document, or a paper copy of a document bearing an electronic or digital signature, on the grounds that the record or signature is not in its original form or is not the original of the Agreement or the Agreement does not comply with Chapter [***] of the [***].

9.10    Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any Governmental Authority shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

9.11    Interest and Charges. It is not the intention of any parties to this Agreement to make an agreement in violation of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Document, Lender shall never be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal by Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Borrower and Lender shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund to Borrower or such other Person legally entitled thereto the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, Lender shall not be subject to any penalties or forfeitures provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Documents. The provisions of this Section applicable to Lender are equally applicable to each Participant, Assignee and any subsequent holder.

9.12    Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of Borrower and Lender.

9.13    Exception to Covenants. No Obligor shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

9.14    Confidentiality. Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, including NAIC), (c) to the extent required by Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) to any Assignee or Participant (or any prospective Assignee or Participant) who has agreed in writing (in which Borrower is named as a third-party beneficiary) to maintain the confidentiality of the Information in accordance with this Section 9.13, (f) with the written consent of Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.13 or (ii) becomes available to Lender on a nonconfidential basis from a source other than any Obligor or any Subsidiary and the receipt by Lender of such Information does not breach an obligation of Lender pursuant to this Agreement. For purposes of this Section 9.13, “Information” means all information received from any Obligor, any Subsidiary or any of their Affiliates relating to any Obligor, any Subsidiary or any of their Affiliates or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by any Obligor, any Subsidiary or any of their Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information (but, in any event, no less than reasonable care). Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable Law, including Federal and state securities Laws.

9.15    USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

9.16    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF [***]; PROVIDED, HOWEVER, IT IS AGREED THAT THE PROVISIONS OF CHAPTER [***] OF THE [***] CODE SHALL NOT APPLY TO THE LOANS, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE LOAN DOCUMENTS ARE PERFORMABLE IN [***], AND BORROWER AND EACH OTHER OBLIGOR WAIVES THE RIGHT TO BE SUED ELSEWHERE. BORROWER, EACH OTHER OBLIGOR AND LENDER AGREE THAT THE STATE COURTS OF [***] AND FEDERAL COURTS LOCATED IN [***] SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.17    WAIVER OF JURY TRIAL. BORROWER, EACH OTHER OBLIGOR AND LENDER HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND MAKING THE LOANS.

9.18    ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

BORROWER:

INSURANCE CAPITAL GROUP, LLC, a Delaware limited liability company

By:	ICG Management, LLC, a Delaware limited liability company, Managing Member

By:
Craig A. Huff, Co-Managing Member

By:
Matthew T. Popoli, Co-Managing Member

Credit Agreement (ICG) – Signature Page

LENDER:

[***]

By:

Print Name:

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Credit Agreement (ICG) – Signature Page